EXHIBIT 99.1

Gladstone Land Reports a 21% Increase in Adjusted FFO Per Share for the Quarter and a 59% Increase for the Year

MCLEAN, Va., Feb. 23, 2016 (GLOBE NEWSWIRE) -- Gladstone Land Corporation (NASDAQ:LAND) (the “Company”) today reported financial results for the fourth quarter and year ended December 31, 2015.  A description of funds from operations (“FFO”), Core FFO (“CFFO”) and Adjusted FFO (“AFFO”), all non-GAAP (generally accepted accounting principles in the United States) financial measures, are located at the end of this press release.  All per-share references are to fully-diluted, weighted-average shares of common stock unless otherwise noted.  For further detail, please refer to the Company’s Annual Report on Form 10-K (the “Form 10-K”), filed today with the U.S. Securities and Exchange Commission (the “SEC”), which can be retrieved from the SEC’s website at www.SEC.gov or from the Company’s website at www.GladstoneLand.com.

Please note that the limited information that follows in this press release is not adequate for making an informed investment judgment.

Quarterly Summary Information:

	For and As of
	the Quarters Ended		Change	Change
	12/31/2015	9/30/2015	($ / #)	(%)
Operating Data:
Total operating revenues	$3,408,331	$3,083,553	$324,777	10.5%
Total operating expenses, net of credits	(1,856,387)	(1,915,900)	59,512	-3.1%
Other expenses	(1,184,079)	(961,258)	(222,820)	23.2%
Net income available to common stockholders	$367,865	$206,395	$161,469	78.2%
Plus: Real estate and intangible depreciation and amortization	800,613	809,445	(8,832)	-1.1%
Less: Gains on sale of real estate	(14,483)	-	(14,483)	N/A
FFO available to common stockholders	$1,153,994	$1,015,840	$138,154	13.6%
Plus: Acquisition-related expenses	56,160	62,190	(6,030)	-9.7%
Plus: Acquisition-related accounting fees	23,550	17,740	5,810	32.8%
(Less) plus: Other one-time (receipts) charges, net(1)	-	(76,423)	76,423	N/A
CFFO available to common stockholders	$1,233,704	$1,019,347	$214,357	21.0%
Net adjustment for cash rents	(108,979)	(119,056)	10,077	-8.5%
Plus: Amortization of deferred financing costs	32,616	30,263	2,353	7.8%
AFFO available to common stockholders	$1,157,341	$930,554	$226,787	24.4%

Share and Per-Share Data:
Weighted average common shares outstanding	9,282,280	9,060,314	221,966	2.4%
Net income per weighted average common share	$0.040	$0.023	$0.017	74.0%
FFO per weighted average common share	$0.124	$0.112	$0.012	10.9%
CFFO per weighted average common share	$0.133	$0.113	$0.020	18.1%
AFFO per weighted average common share	$0.125	$0.103	$0.022	21.4%
Cash dividends declared per common share	$0.120	$0.120	$-	0.0%

Balance Sheet Data:
Real estate, at cost(2)	$222,196,559	$212,599,464	$9,597,095	4.5%
Total assets	$229,738,247	$219,190,114	$10,548,133	4.8%
Total indebtedness	$142,733,157	$140,085,394	$2,647,763	1.9%
Total stockholders’ equity	$78,006,719	$71,017,308	$6,989,411	9.8%
Total common shares outstanding	9,992,941	9,060,314	932,627	10.3%

Other Data:
Cash flows from operations	$450,327	$2,697,498	$(2,247,171)	-83.3%
Farms owned	43	41	2	4.9%
Acres owned	16,810	14,880	1,930	13.0%
Occupancy rate	100.0%	100.0%	0.0%	0.0%
Farmland portfolio value	$285,315,980	$265,431,580	$19,884,400	7.5%
Net asset value per share	$14.20	$13.64	$0.56	4.1%

(1) Consists of the removal of insurance proceeds received during the period.
(2) Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.

N/A = Not Applicable

Annual Summary Information:

	For and As of
	the Years Ended		Change	Change
	12/31/2015	12/31/2014	($ / #)	(%)
Operating Data:
Total operating revenues	$11,901,461	$7,184,922	$4,716,539	65.6%
Total operating expenses, net of credits	(7,332,680)	(5,584,950)	(1,747,730)	31.3%
Other expenses	(4,000,236)	(1,698,603)	(2,301,633)	135.5%
Net income (loss) before income taxes	568,545	(98,631)	667,176	676.4%
Income tax provision	-	(26,502)	26,502	N/A
Net income (loss) available to common stockholders	$568,545	$(125,133)	$693,678	554.4%
Plus: Real estate and intangible depreciation and amortization	3,113,492	1,735,644	1,377,848	79.4%
Less: Gains on sale of real estate	(14,483)	-	(14,483)	N/A
FFO available to common stockholders	$3,667,554	$1,610,511	$2,057,043	127.7%
Plus: Acquisition-related expenses	467,048	520,352	(53,304)	-10.2%
Plus: Acquisition-related accounting fees	90,040	151,250	(61,210)	-40.5%
Plus: Income tax provision	-	26,502	(26,502)	N/A
(Less) plus: Other one-time (receipts) charges, net(1)	(408,172)	(173,275)	(234,897)	135.6%
CFFO available to common stockholders	$3,816,470	$2,135,340	$1,681,130	78.7%
Net adjustment for cash rents	(483,080)	(475,929)	(7,151)	1.5%
Plus: Amortization of deferred financing costs	106,806	53,286	53,520	100.4%
AFFO available to common stockholders	$3,440,196	$1,712,697	$1,727,499	100.9%

Share and Per-Share Data:
Weighted average common shares outstanding	8,639,397	6,852,917	1,786,480	26.1%
Net income per weighted average common share	$0.066	$(0.018)	$0.084	460.4%
FFO per weighted average common share	$0.425	$0.235	$0.190	80.6%
CFFO per weighted average common share	$0.442	$0.312	$0.130	41.8%
AFFO per weighted average common share	$0.398	$0.250	$0.148	59.3%
Cash dividends declared per common share	$0.465	$0.360	$0.105	29.2%

Balance Sheet Data:
Real estate, at cost(2)	$222,196,559	$145,257,763	$76,938,796	53.0%
Total assets	$229,738,247	$151,702,624	$78,035,623	51.4%
Total indebtedness	$142,733,157	$86,417,361	$56,315,796	65.2%
Total stockholders’ equity	$78,006,719	$59,969,328	$18,037,391	30.1%
Total common shares outstanding	9,992,941	7,753,717	2,239,224	28.9%

Other Data:
Cash flows from operations	$4,753,835	$3,543,622	$1,210,213	34.2%
Farms owned	43	32	11	34.4%
Acres owned	16,810	8,039	8,771	109.1%
Occupancy rate	100.0%	100.0%	0.0%	0.0%
Farmland portfolio value	$285,315,980	$192,952,933	$92,363,047	47.9%
Net asset value per share	$14.20	$13.94	$0.26	1.8%

(1) Consists of the removal of insurance proceeds received and repairs incurred as a result of a fire that were expensed during the respective periods and, for 2015 only, the removal of a credit we received from our Advisor related to a new property acquisition.
(2) Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.

N/A = Not Applicable

Highlights for the Year:

  Property Acquisitions:  Acquired 11 new farms, consisting of 8,771 total acres, more than doubling our total acreage during the year.  These farms were acquired for an aggregate purchase price of $76.0 million at an overall weighted-average capitalization rate of 5.1%, which we expect to increase to 6.5% as certain of these acquisitions provide for further improvements to be made on the farms and participation in the revenues earned on the farms;
  Leasing Activities:  Renewed or extended four leases with existing tenants, which were originally scheduled to expire in 2015 and 2016, resulting in an average increase in minimum annualized straight-line rental income of 15.1% compared to that of the previous leases;
  Financing Activities:  Obtained $60.8 million, in aggregate, of new borrowings at an expected weighted-average effective interest rate of 3.0%, the majority of which are fixed for terms ranging from three to seven years.  Also amended the borrowing facility with our largest lender, which is expected to result in annual interest savings of approximately $190,000.  Among other changes, the amendment reduced the interest rate on all long-term borrowings under the facility by 26 basis points, extended the fixed-rate term of the note by 44 months and reduced the interest rate on the line of credit by 25 basis points;
  Follow-on Offerings:  Completed two common stock offerings, issuing a total of 2,206,597 new shares for gross proceeds of $22.8 million;
  At-the-Market Program:  Initiated a $30.0 million ATM program, under which we issued 32,627 shares of our common stock for gross proceeds of approximately $300,000;
  Increased and Paid Distributions:  Increased our monthly distributions twice, resulting in an overall increase in our distribution run rate of 33.3%, and paid monthly cash distributions for the year totaling $0.465 per share on our common stock; and
  Portfolio Valuation and NAV:  During the year, 32 farms were valued in accordance with the Company’s existing valuation policy, and the values of these farms increased by approximately $16.4 million, or 8.5% over their prior valuations.  The overall appreciation of our portfolio resulted in a $0.26 increase in our NAV for the year.

Q4 2015 Results:  CFFO and AFFO were approximately $1.2 million, or $0.13 per share, and $1.2 million, or $0.12 per share, respectively, compared to distributions during the quarter of $0.12 per share.  On a per-share basis, CFFO and AFFO increased by 18.1% and 21.4%, respectively, when compared to the previous quarter.  These increases were primarily due to additional rental income recorded due to our recent acquisitions.  Compared to the prior quarter, operating revenues for the fourth quarter increased by 10.5%, while our operating expenses decreased by 3.1%.  For the fourth quarter, our core operating expenses, which we define as our total operating expenses, less depreciation and amortization, acquisition-related expenses, any fee credits, and certain other one-time expenses, decreased by approximately $45,000, or 4%, from the previous quarter.  This decrease was primarily driven by lower general and administrative expenses and property operating costs.  Our net asset value per share increased from $13.64 at September 30, 2015, to $14.20 at December 31, 2015, primarily due to approximately $10.4 million of appreciation in the values of certain farms that were re-valued during the quarter.

YTD 2015 Results:  CFFO and AFFO were approximately $3.8 million, or $0.44 per share, and $3.4 million, or $0.40 per share, respectively.  On a per-share basis, CFFO and AFFO increased by 41.8% and 59.3%, respectively, when compared to the prior year.  CFFO and AFFO increased primarily due to the increases in our operating revenues outpacing those of our operating expenses, partially offset by the issuances of new shares during the year.  Our net asset value per share increased from $13.94 at December 31, 2014, to $14.20 at December 31, 2015, primarily due to appreciation in the values of certain farms in our portfolio during the year.

A reconciliation of FFO, CFFO and AFFO to net income (loss), to which the Company believes is the most directly-comparable GAAP measure for FFO, CFFO and AFFO, for the quarters ended December 31 and September 30, 2015 and for the years ended December 31, 2015 and 2014 and a computation of basic and diluted FFO, CFFO and AFFO and basic and diluted net income (loss) per weighted-average share of common stock is set forth in the Summary Information table above.

Subsequent to December 31, 2015:

  Purchase and Sale Agreements:  Entered into agreements to purchase two farms totaling 6,664 acres of farmland in Colorado and California for an aggregate purchase price of approximately $41.4 million, one of which we expect to close during the first quarter of 2016, and the other is expected to close during the second quarter.  However, these agreements are subject to customary conditions and termination rights, and there can be no assurance that the acquisitions will be consummated;
  Leasing Activities:  Renewed one lease with the existing tenant, which was originally scheduled to expire in 2016, resulting in an increase in minimum annualized straight-line rental income of 17.9% compared to that of the previous lease;
  Financing Activities:  Had certain properties pledged as collateral with our largest lender re-appraised by independent, third-party appraisers, resulting in increased valuations and providing us with approximately $12.5 million of additional borrowing availability under the facility; and
  Distributions:  Declared monthly cash distributions of $0.04 per share of common stock for each of January, February and March.

Comments from the Company’s Chief Executive Officer, David Gladstone:  “Once again, we’re ending the year in a strong position and with a lot of momentum for 2016.  We currently have two large farms that we believe are in position to close over the next few months.  During the quarter, our net asset value per common share increased by 56 cents, up to $14.20 as of December 31, 2015.  We believe that investing in our stock is both an income investment, as well as an asset appreciation investment, as we expect that the farmland we own will increase in value faster than inflation.”

Conference Call for Stockholders:  The Company will hold a conference call on Wednesday, February 24, 2016, at 8:30 a.m. EST to discuss its earnings results.  Please call (855) 363-1762 to enter the conference.  An operator will monitor the call and set a queue for any questions.  A conference call replay will be available beginning one hour after the call and will be accessible through March 24, 2016.  To hear the replay, please dial (855) 859-2056 and use conference number 61275629.  The live audio broadcast of the Company’s quarterly conference call will also be available online at the Company’s website, www.GladstoneLand.com.  The event will also be archived and available for replay on the Company’s website through April 24, 2016.

About Gladstone Land Corporation:

Gladstone Land is a real estate investment trust that pays monthly distributions to its stockholders.  The Company invests in farmland located in major agricultural markets in the U.S. that it leases to independent and corporate farming operations.  As of December 31, 2015, the net asset value of the Company was $14.20 per share, and the Company intends to report the current value of its farmland on a quarterly basis.  The Company currently owns 43 farms, comprised of 16,810 acres in 6 different states across the U.S., valued at approximately $285 million.  Its acreage is predominantly concentrated in locations where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are planted and harvested annually or more frequently, as well as permanent crops, such as blueberries and almonds, which are planted every 10 to 20-plus years.  The Company also may acquire property related to farming, such as storage facilities utilized for cooling produce, processing buildings, packaging facilities, and distribution centers.  The Company has paid 36 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013.  The current per-share distribution is $0.04 per month, or $0.48 per year.  Additional information can be found at www.GladstoneLand.com and www.GladstoneFarms.com.

Owners or brokers who have farmland for sale in the U.S. should contact:

  Bill Frisbie at (703) 287-5839 or Bill.F@GladstoneLand.com – Eastern U.S.
  Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com – Western U.S.
  Bill Hughes at (618) 606-2887 or Bill.H@GladstoneLand.com – Midwest U.S.

For stockholder information on Gladstone Land, call (703) 287-5893.  Information on the business activities of all of the Gladstone funds can be found at www.GladstoneCompanies.com.  For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.Gladstone.com.

Non-GAAP Financial Measures:

FFO:  The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.  FFO does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.  The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.

CFFO:  CFFO is FFO, adjusted for items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance.  These items include certain non-recurring items, such as acquisition-related expenses, income tax provisions and property and casualty losses or recoveries.  Although the Company’s calculation of CFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance.  Accordingly, CFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at CFFO, please read the Company’s Form 10-K, filed today with the SEC.

AFFO:  AFFO is CFFO, adjusted for certain non-cash items, such as the straight-lining of rents and amortizations into rental income.  Although the Company’s calculation of AFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance on a cash basis.  Accordingly, AFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at AFFO, please read the Company’s Form 10-K, filed today with the SEC.

The Company’s presentation of FFO, as defined by NAREIT, or CFFO or AFFO, as defined above, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.

Certain statements in this press release, including, but not limited to, the Company’s ability to maintain or grow its portfolio and FFO, expected increases in capitalization rates, benefits from increases in farmland values, increases in operating revenues, and the increase in net asset value per share are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release.  Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company’s ability to procure financing for investments; downturns in the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease real property; and significant changes in interest rates.  Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" of its Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC on February 23, 2016.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Gladstone Land Corporation, +1-703-287-5893